UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported    June 27, 2006

ARES CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	000 50697	33-1089684
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Park Avenue, 22nd Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750 7300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The Registrant, through its newly formed, wholly owned Delaware subsidiary, ARCC CLO 2006 LLC (“ARCC CLO”), has entered into a purchase agreement, dated as of June 27, 2006, related to a $400 million debt securitization where approximately $314 million principal amount of asset-backed notes (the “Offered Notes”) will be issued to third parties and secured by a pool of middle market loans that have been purchased or originated by the Registrant. The Registrant will retain approximately $86 million of certain BBB and non-rated securities in the debt securitization. The blended pricing of the Offered Notes, excluding fees, is expected to be approximately 3 month LIBOR plus 34 basis points. The securitization is an on-balance-sheet financing for the Registrant.

The debt securitization is scheduled to close on July 7, 2006. The proceeds from the sale of the Offered Notes, net of expenses of the offering, are expected to be approximately $300 million and will be used primarily to pay down amounts outstanding under the Registrant’s current credit facilities. The current credit facilities provide for up to $600 million of borrowings and are expected to remain in place and be available for future drawings prior to expiration.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Descriptions in this Current Report of the purchase agreement are qualified in their entirety by reference to a copy of such document, which is filed as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits:

Exhibit Number	Description
10.1	Purchase Agreement, dated as of June 27, 2006, relating to the debt securitization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: July 3, 2006

By: /s/ Daniel Nguyen
	Name:	Daniel Nguyen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase Agreement, dated as of June 27, 2006, relating to the debt securitization.